Registration No. ___________




                              UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                 FORM 10

                GENERAL FORM FOR REGISTRATION OF SECURITIES
    Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934


                       SATORI BEVERAGES INTERNATIONAL LTD.
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             (Exact name of registrant as specified in its charter)

	     NEVADA		    	 	       45-4117781
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(State of incorporation or organization) (I.R.S. Employer Identification No.)


 8275 South Eastern Ave., Suite 200, Las Vegas, Nevada 89123
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   (Address of principal executive offices)          (Zip Code)

                                                    (702) 938-0467
Registrant's telephone number, including area code -------------------------


Securities to be registered pursuant to Section 12(b) of the Act:

           Title of each class             Name of each exchange on which
           to be so registered             each class is to be registered


     -------------------------------       -------------------------------

     -------------------------------       -------------------------------


Securities to be registered pursuant to Section 12(g) of the Act:

                              Common Stock
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                            (Title of class)


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                            (Title of class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

  Large accelerated filer[ ]                      Accelerated filer[ ]
  Non-accelerated filer[ ]                        Smaller reporting company[ ]
  (Do not check if a smaller reporting company)

SEC 1396 (02-08) Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.












                           TABLE OF CONTENTS

	                                                                  Page

BUSINESS.....................................................................3

RISK FACTORS.................................................................3

FINANCIAL INFORMATION........................................................7

PROPERTIES..................................................................12

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT..............12

DIRECTORS AND EXECUTIVE OFFICERS............................................13

EXECUTIVE COMPENSATION......................................................14

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE...15

LEGAL PROCEEDINGS...........................................................15

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND
   RELATED STOCKHOLDER MATTERS..............................................16

RECENT SALES OF UNREGISTERED SECURITIES.....................................16

DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.....................16

INDEMNIFICATION OF DIRECTORS AND OFFICERS...................................16

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.................................17

 Balance Sheet as of June 30, 2012 and 2011.................................18

 Statements of Operations for the years ended June 30, 2012 and 2011........19

 Statements of Stockholders' Deficit for the
   years ended June 30, 2012 and 2011.......................................20

 Statements of Cash Flows for the years ended June 30, 2012 and 2011........21

 Notes to Financial Statements..............................................22

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
   FINANCIAL DISCLOSURE.....................................................28

FINANCIAL STATEMENTS AND EXHIBITS...........................................28






















ITEM 1. BUSINESS

Satori Beverages International, Ltd ("Satori" or "Company") specializes in developing, marketing, importing and exporting alcoholic and non-alcoholic beverages. Currently, Satori offers a wide variety of wines and spirits. The products include California wines, Spanish wines, Scotch whisky, American Bourbon, American Beer, Holland Vodka, London Dry Gin and Carribbean Rum. Additionally, Satori has developed brands of bottled water and Ultra High Temperature (UHT) milk, and is in the process of developing other non-alcoholic beverages. In addition to its own line of products, in special situations, the Company selectively works with companies that want to distribute alcoholic beverages in the US and other Satori markets.

Satori currently markets its products in the United States, Canada, Japan, China, Korea, Brazil and Columbia. It plans to extend its marketing efforts to include additional countries in Asia, South America and Europe.

Kyodo USA, Inc. ("Kyodo"), a wholly owned subsidiary of Satori Beverages, has been in business since 1991. Kyodo was initially engaged in coordinating entertainment projects between the USA and Japan, which was the reason for its creation. In 1996, the company created its food trading division. Since that time, Kyodo has been buying pork meat from Mexico and selling it to import and distribution companies in Japan.

Since 2011, in addition to its distribution of raw pork, Kyodo has developed lines of prepared foods. Currently the company offers breakfast sausage, croissants, spaghetti, pizza and dinner rolls. Although the products will ultimately be offerred in the United States, the aforementioned items were developed for the Japanese market as the result of a request from major buyers in the country. All of the prepared food products offered by Kyodo are done so under brand names owned by the Company.

Kyodo handles all of the logistics and holds all of the licenses related to Satori's alcohol activities. It has importer and distributor licenses with the Alcohol and Tobacco Tax and Trade Bureau ("TTB"). Kyodo also has various alcohol licenses with the States of California, Texas, North Carolina, Tennessee, New Jersey, Illinois and New Mexico, and is in the process of obtaining additional licenses.



ITEM 1A. RISK FACTORS

An investment in our common stock involves a high degree of risk. Before investing in our common stock, you should consider carefully the specific risks detailed in this "Risk Factors" section before making a decision to invest in our common stock, together with all of the other information contained in this registration statement. If any of these risks occur, our business, results of operations and financial condition could be harmed, the price of our common stock could decline, and you may lose all or part of your investment.


Risks Related to Our Business
-----------------------------

Our limited operating capital could result in us not being able to execute our business plan, thereby preventing our company from reaching profitability and expanding.
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We are a young company and our proposed operations are impacted by the risks inherent in a company specializing in developing and distributing alcoholic beverages and food worldwide. The likelihood of our success must be considered in light of the problems, expenses, difficulties, complications, and delays frequently encountered in connection with the development of a business in competitive industries and multiple economies. We are developing a network of independent distributors throughout the United States, Asia and South America. However, we may not be able to obtain additional capital or generate sufficient revenues to purchase the products sufficient to fulfill all of the orders.


We do not have sufficient capital to meet long-term needs.
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The growth of our business will require significant additional investment. We do not presently have adequate cash from operations or financing activities to meet our long-term needs. Additional capital will be needed for long-term growth. If we are unable to raise additional capital in the future, we will not grow as quickly as planned.


If we do not have the resources necessary to manage growth effectively our business, operating results and financial condition could be materially adversely effected.
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We believe that as our business plan is more fully realized, we may experience a period of rapid growth that will result in new and increased responsibilities for management personnel and will place a significant strain upon our management, operating and financial systems and resources. To accommodate any rapid growth and to compete effectively and manage future growth, if any, we will be required to implement and improve our operational, financial and management information systems, procedures and controls on a timely basis and to expand, train, motivate and manage our workforce. Our personnel, systems, procedures and controls might not be adequate to support our existing and future operations. Any failure to implement and improve our operational, financial and management systems or to expand, train, motivate or manage employees could have a materially adverse effect on our business, operating results and financial condition.


Loss of our current executive officers and management personnel could adversely affect our operations and financial performance.
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Our success is heavily dependent upon the continued active participation of our current executive officers and management personnel, especially our Chief Executive Officer and Director of Marketing. Although we have entered into employment agreements with our executive officers, such executive officers could still choose to leave the Company at any time. If such executive officers, and especially the Chief Executive Officer, did leave, we would have difficulty replacing them in a timely manner with individuals who have an equal level of experience, and would be willing to accept the modest salaries being received by the current officers. This could affect our daily operations, creative development and ultimately our financial performance.


We may engage in developing and selling products with which you disagree.
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Our intent is to continually develop our product line of food and beverages.
This could result in the company offering products that you deem to be impractical, inappropriate or objectionable.


We may engage in selling or marketing to countries with which you disagree.
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Our intent is to increase our marketing and distribution to countries with which we are not currently conducting business. This could result in the company developing business relationships and selling to countries the you deem to be impractical, inappropriate or objectionable.




Risks Related to Ownership of Our Common Stock
-----------------------------------------------

To date, there has been no market for our common stock, and an active trading market for our common stock may not develop.
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To date, there has been no market for shares of our common stock. There is no guarantee that an active trading market for our shares may ever develop or be sustained following the effectiveness of this registration statement. If an active market for our common stock does not develop, it may be difficult to sell shares of our common stock without depressing the market price for the shares, or at all.

In addition, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of listed companies. Stock prices of many newly public companies have fluctuated in a manner unrelated or disproportionate to the operating performance of those companies. In the past, stockholders have instituted securities class action litigation following periods of market volatility. If we were to become involved in securities litigation, it could subject us to substantial costs, divert resources and the attention of management from our business and adversely affect our business, financial condition and results of operations.


A significant portion of our total outstanding shares may be sold into the market in the near future. If there are substantial sales of shares of our common stock, the price of shares of our common stock could decline.
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The price of shares of our common stock could decline if there are substantial sales of our common stock, particularly sales by our directors, executive officers and significant stockholders, or if there is a large number of shares of our common stock available for sale. As of November 15, 2012, we had approximately 22,414,862 shares of common stock outstanding. Upon listing shares of our common stock, stockholders who are not affiliates as such term is defined under Rule 144 and who have held their shares for more than one year may trade their shares.


If securities or industry analysts in the United States do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.
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The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. We may never obtain research coverage by securities analysts. If no securities analysts commence coverage of our company, the trading price for our stock would be negatively impacted. In the event we obtain securities analyst coverage, if one or more of the analysts who cover us downgrade our stock or publish inaccurate or unfavorable research about our business, our stock price would likely decline. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, demand for our stock could decrease, which might cause our stock price and trading volume to decline.


Our directors, executive officers and principal stockholders have substantial control over us and could delay or prevent a change in corporate control.
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As of November 15, 2012, our directors, executive officers and holders of more than 5% of our common stock, together with their affiliates, beneficially own, in the aggregate, more than 40.58% of our outstanding capital stock. As a result, these stockholders, acting together, would have the ability to control the outcome of matters submitted to our stockholders for approval, including the election of directors and any merger, consolidation or sale of all or substantially all of our assets. In addition, these stockholders, acting together, would have the ability to control the management and affairs of our company. Accordingly, this concentration of ownership might harm the market price of shares of our common stock by:

 - delaying, deferring or preventing a change of control of us;

 - impeding a merger, consolidation, takeover or other business combination involving us; or

 - discouraging a potential acquiror from making a tender offer or otherwise attempting to obtain control of us.


We do not anticipate paying cash dividends in the foreseeable future, which could adversely affect the price of our stock.
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We, by reason of our anticipated financial status and our contemplated financial requirements, do not contemplate or anticipate paying any dividends upon our common stock in the foreseeable future. Any payment of cash dividends in the future will be dependent upon the amount of funds legally available, the earnings, financial conditions, capital requirements and other factors that the board of directors may think are relevant. As a result, you may never receive a stream of cash payments from dividends, which could adversely affect the price of our stock.


Our stock is considered a "penny stock," and is therefore considered risky.
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OTC Bulletin Board and Pink Sheet stocks, and especially those being offered for less than $5.00 per share, are often known as "penny stocks" and are subject to various regulations involving disclosures to be given to you prior to the purchase of any penny stocks. These disclosures require you to acknowledge you understand the risk associated with buying penny stocks and that you can absorb the entire loss of your investment. Penny stocks are low priced securities that do not have a very high trading volume. Consequently, the price of the stock is often times volatile and you may not be able to buy or sell the stock when you want. With certain exceptions, brokers selling our stock must adhere to regulations, which include the following:

 - Brokers must provide you with a risk disclosure document relating to the penny stock market.

 - Brokers must disclose price quotations and other information relating to the penny stock market.

 - Brokers must disclose any compensation they receive from the sale of our stock.

 - Brokers must provide a disclosure of any compensation paid to any associated persons in connection with transactions relating to our stock.

 - Brokers must provide you with quarterly account statements.

 - Brokers may not sell any of our stock that is held in escrow or trust accounts.

 - Prior to selling our stock, brokers must approve your account for buying and selling penny stocks.

These additional sales practices and disclosure requirements could impede the sale of our securities. In addition, the liquidity for our securities may be adversely affected, with related adverse effects on the price of our securities.


Risks Associated With Forward Looking Statements.
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This registration statement contains certain forward-looking statements regarding management's plans and objectives for future operations, including plans and objectives relating to our planned marketing efforts and future economic performance. The forward-looking statements and associated risks set forth in this registration statement includes or relate to:

 (1) Our ability to obtain a meaningful degree of consumer acceptance for our products now and in the future,

 (2)  Our ability to market our products now and in the future,

 (3) Our ability to maintain brand-name recognition for our products now and in the future,

 (4) Our ability to maintain pricing and thereby maintain adequate profit margins,

 (5)  Our ability to achieve adequate intellectual property protection,

 (6) Our ability to obtain and retain sufficient capital for future operations,

 (7) Our ability to develop new products that will be of interest to our target markets,

 (8)  Our ability to expand into new markets,

 (9) The economy in countries in which the Company is involved could have economic downturns,

 (10) Investors may deem products the Company acquires or develops as being offensive or objectionable,

 (11) Investors may deem a country in which the Company has interests as being objectionable, and

 (12) The US government may deem a country in which the Company has interests as being an enemy of the US government.



ITEM 2. FINANCIAL INFORMATION

Management's Discussion and Analysis of Financial Condition and Results of Operations

During the fiscal year ending June 30, 2012, sales in the Company's commodity export segment began declining significantly. Two major events can be attributed to the decline. The first event is the unexpect death of Kyodo USA's independent sales representative. This individual had an expertise in the pork industry, and was responsible for securing buyers in Japan and sellers in Mexico. The pork commodity business in Japan is driven by relationships. Since Kyodo functions as a merchant wholesaler, and does not produce the products, there was always risk of the buyers using a different intermediary from which to purchase. Although Kyodo quickly located another very competent replacement, some buyers elected to utilize the services of another company.

The second major event that affected the Company's commodity export business is the change in the Japanese laws. In order to protect the Japanese pork industry, in 2012 the Japanese government has placed tighter requirements and restrictions on the importation of foreign pork. Now, the following are a few of the new regulations:

 1) A company selling pork to a Japanese importer, in addition to the normal documentation, must provide a copy of their supplier's invoice. This results in the Japanese importer knowing the amount of the markup from the seller, and puts the seller at a major disadvantage.

 2) The Japanese can request to see the bank statements of the pork seller to determine the profit margin and to see what other entities are being paid by the seller. If the seller refuses, the government cannot impose any penalities on the seller, but can do so to the Japanese importer.

 3) A Japanese importer can no longer import pork into Japan unless they already have buyers for the products. That means that an importer cannot purchase and warehouse product, and then sell it at a later date.

The aforementioned regulations and other laws have had a major impact on all pork imports and importers. However, it has also resulted in opportunities for the Company.

Since engaging the services of our new sales representatives, Kyodo USA has begun focusing on processed foods. This strategy is a much sounder one than exporting raw pork for a number of reasons, which include the following:

 1) Importation of processed food does not have the same regulations as raw pork. There are no trade restrictions on processed foods.

 2) All of Kyodo's products are branded. All of the products offered by the Company are done so under brand names owned and controlled by the Company. As a result, unlike the raw pork business, importers of Kyodo products must purchase them from the Company.

 3) Kyodo can develop a broader customer base in Japan. By offering processed foods the company can target importers, wholesalers and large retailers throughout the country.

 4) Less risk associated with processed foods. Most, if not all, of the processed foods offered by the Company are prepared and then shipped in frozen containers. This results in a lower probably of spoilage or other types of damage.

 5) Kyodo's products can be offered globally. Although the majority of items being developed are the result of requests from specific buyers, all of the products developed can and will be marketed in other countries, including the U.S.A., Korea, Hong Kong and China.

 6) Kyodo can obtain additional support from the U.S. government. Since many of the processed food items are produced in America, the Company can benefit from the various export assistance programs offered by government agencies.

To date, the Company has received requests to provide pork sausage links, sausage patties, pizza, cheesecake, meatballs and galbi. Kyodo is awaiting label approval for the meat products, and expects to ship its first container of frozen pizza by the end of January 2013. Sales are expect to increase exponentially during the fourth quarter ending June 2013.

Revenue from our beverage operations have begun. Satori Beverages is responsible for developing the products, and owns the trademarks. Kyodo USA handles the logistics and has the alcohol permits. During the fiscal year ending June 30, 2013, the Company began selling its Malcolm House brand of wine. To date, wine has been sold to wholesales in the eastern United States and to an importer in China. The Company anticipates significant growth in this segment of its business in both the U.S. and in Asia. In order to reduce risk, the Company makes it a policy to have an extremely limited amount of inventory. As a result, there is no risk of products being spoiled, stolen or destroyed.

Management's goal is to increase shareholder value through the development and distribution of food and beverages. Financial risks will be minimized by geographical and product diversification. At this time, the Company is not considering raising capital through a secondary offering. Instead, the Company is seeking transactional lines of credit guaranteed through either the Small Business Administration (SBA) or Export-Import Bank (Ex-Im Bank).


GENERAL OVERVIEW

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the balance sheet, income statement, cash flow statement and stockholder's equity statement as of and for the year ended June 30, 2012, and the related notes. This discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions.

The Company reports a loss of $306,123 during the year ended June 30, 2012. Further, the accumulated deficit was $468,419 and the net working capital was $503,686 at June 30, 2012. The cash balance was $49,402.

Management's plans include obtaining additional capital through debt financing sources. The Company currently has no plans to raise additional funds from the sell of the stock.


Liquidity and Capital Resources

As of June 30, 2012 the Company's current assets of $599,459 exceeded current liabilities of $95,773 by $503,686. The liquidity issues for each segment are addressed below.


Food Operations
----------------------------
There is a possibility that liquidity issues might arise with the Company's food operations. In some cases suppliers require that full payment be made prior to the products leaving the factory. In some instances, payment to the Company for its products might be made in advance. If this is the case, liquidity will not be an issue. However, in cases when prepayment is not made, the Company might experience liquidity issues. To help reduce the liquidity problem, the Company is seeking a transactional line of credit. In order to help secure the line of credit, the Company is also arranging for insurance from the Export-Import Bank. The purpose of the insurance is to guarantee payment of Kyodo USA invoices to foreign companies that are extended credit terms by the Company.


Beverage Operations
-------------------
In January 2010, the Company began developing its alcoholic beverage operations. Since then it has obtained licenses to import and distribute wine, beer and spirits from the U.S. Alcohol and Tobacco Tax and Trade Bureau (the "TTB"). Once the licenses were received, the Company began filing for licenses in various states in America. It currently has licenses in the states of California, Tennessee, Texas, Illinois, New Jersey, New Mexico and North Carolina, and is continually applying for licenses in additional states. In addition to marketing its products in the United States, products are being marketed in Japan, Korea, China, Vietnam and Brazil.

The Company also began developing its own brands of alcoholic and non-alcoholic beverages, which results in the Company having total control over the marketing and distribution of the products. Currently, the Company has its own brands of Scotch whisky, California wine, Bourbon, Vodka, Rum, and Gin. It is also developing brands of beer, cognac and Japanese sake.

As with the food operations, liquidity issues might arise. In some instances, the company has established credit terms with suppliers. If terms do not exist, the company will utilize its line of credit.



Critical Accounting Policies

Our Consolidated Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States of America.
The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis of making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements:

Allowance for Doubtful Accounts

We maintain an allowance for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. The allowance for doubtful accounts is based on specific identification of customer accounts and our best estimate of the likelihood of potential loss, taking into account such factors as the financial condition and payment history of major customers. We evaluate the collectability of our receivables at least quarterly. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. The differences could be material and could significantly impact our operating results. At June 30, 2012 the allowance for doubtful accounts was $150,000.

Intangible Assets

The Company has adopted ASC-350-20 (Accounting Standards Codifications), "Goodwill and Other Intangible Assets." ASC-350-20 requires that goodwill and intangible assets that have indefinite useful lives not be amortized but rather be tested at least annually for impairment, and intangible assets that have finite useful lives be amortized over their useful lives. In addition, ASC-350-20 expands the disclosure requirements about goodwill and other intangible assets in the years subsequent to their acquisition.

ASC-350-20 provides specific guidance for testing goodwill and intangible assets that will not be amortized for impairment. The intangible assets are subject to impairment reviews by applying a fair-value-based test at the reporting unit level, which generally represents operations one level below the segments reported by the Company. An impairment loss will be recorded for any portion of the licenses portal that is determined to be impaired. The Company performs impairment testing on its intangible assets at least annually. Based on its analysis, the Company's management believes that no impairment of the carrying value of its licenses existed at June 30, 2012. There can be no assurance however, that market conditions will not change or demand for the Company's products and services will continue which could result in impairment of its intangible assets in the future.


Impairment of Long-Lived Assets

The Company's management assesses the recoverability of its long-lived assets by determining whether the depreciation and amortization of long-lived assets over their remaining lives can be recovered through projected undiscounted future cash flows. The amount of long-lived asset impairment is measured based on fair value and is charged to operations in the period in which long-lived asset impairment is determined by management. During the year ended June 30, 2012 the Company recorded no impairment.


Revenue Recognition

Revenue is recognized after an order is received, the customer invoice is issued and the customer receives the product. Invoices issued prior to the customer receiving the product are recorded as deferred revenue. Deferred revenue is then recognized as revenue when the customer takes ownership of the product.


Inventories

Inventories are valued at the lower of cost or market. Inventory includes direct material costs, whereby product is typically in inventory for periods less than three weeks due to spoilage concerns. Morover, the majority of inventory is in-transit to customers. Shipping costs are considered general and administrative expense and are not included in cost of goods sold.


Deferred Taxes

We record a valuation allowance to reduce the deferred tax assets to the amount that is more likely than not to be realized. We have considered estimated future taxable income and ongoing tax planning strategies in assessing the amount needed for the valuation allowance. If actual results differ favorably from those estimates used, we may be able to realize a larger portion or all of our net deferred tax assets. Such realization could positively impact our operating results and cash flows from operating activities.


Results of Operations

The figures as of and for the year ended June 30, 2012 are shown in the chart below:

                       Food &      Corporate     Reconciling       Total
                      Beverage     Services         Items
                      Products
Assets               $ 599,279    $1,027,567    $ (1,027,387)    $ 599,459
Liabilities            (97,573)            0           1,800       (95,773)
Revenues, net of
 affiliate cost        827,680         3,000               0       830,680
Costs and Expenses* (1,129,345)       (1,020)              0    (1,130,365)
Other Inc/Exp           (6,438)            0               0        (6,438)
Net Loss              (308,103)        1,980               0      (306,123)


For year Ended June 30, 2011

                       Food &      Corporate     Reconciling       Total
                      Beverage     Services         Items
                      Products
Assets              $1,240,770        $  0             $ 0      $1,240,770
Liabilities           (451,500)          0               0        (451,500)
Revenues, net of
 affiliate cost      7,253,874           0               0       7,253,874
Costs and Expenses*  7,299,987           0               0       7,299,987
Other Inc/Exp          (99,387)          0               0         (99,387)
Net Loss                53,274           0               0          53,274


    *Expenses include operating expenses and cost of sales.


There were $830,680 of revenues for the fiscal year ended June 30, 2012 as compared to revenues that totalled $7,253,874 for the 20011 fiscal year. Expenses incurred during the year ended June 30, 2012 totaled $1,130,365 as compared to $7,299,987 for the 2011 fiscal year. The 2012 expenses include $815,475 for cost of goods sold, $274,561 of general and administrative expenses, and $39,309 of salaries and wages. The 2011 expenses include $5,189,904 for cost of goods sold, $2,012,386 of general and administrative expenses, and $97,697 of salaries and wages.

Reconciling items consist of inter-company balances. There were no reconciling items for revenue and expenses. Balance sheet reconciling amounts represent the elimination of subsidiary accounts. Revenues are from customers in the United States, Japan and China. All long-lived assets are located in the United States.


Food and Beverage Operations
----------------------------
Revenues generated from this segment of operations during fiscal 2012 were $827,680 as compared to $7,253,874 of revenues in fiscal 2011. Expenses were $1,129,345 for the period ending June 30, 2012 and $7,299,987 for the year ended June 30, 2011. Included were $815,475 for cost of goods sold and $274,561 for general and administrative expenses for the year ended June 30, 2012 as compared to $5,189,904 for cost of goods sold and $2,012,386 for general and administrative expenses for the year ended June 30, 2012. Other income for the year ending June 30, 2012 was $6,438 as compared to $99,387 of Other Expense for same period ending June 30, 2011. The net loss for the food and beverage operations for the year ending June 30, 2012 was $308,103 as compared to $53,274 of income in 2011.


Satori Corporate
----------------
Satori corporate generated $3,000 in revenue during the year ended
June 30, 2012, and no revenue for the year ended June 30, 2011. The expenses incurred by Satori corporate were $1,020 for general and administrative expenses for the year ending June 30, 2012 as compared to $0 for the year ended June 30, 2011.


Forward Looking Statements

Certain statements in this report are forward-looking statements within the meaning of the federal securities laws. Although the Company believes that the expectations reflected in its forward-looking statements are based on reasonable assumptions, there are risks and uncertainties that may cause actual results to differ materially from expectations.


ITEM 3. PROPERTIES

Our office headquarters is located at 8275 South Eastern Ave., Suite 200;
Las Vegas, Nevada 89123. It is a leased executive suite space at a monthly rate of $200. Our Los Angeles based executives now use an executive suite located at 1100 Glendon Avenue, 17th Floor, Los Angeles, California.
In addition, we have office facilities available for use on an "as needed" basis in Shenzhen, China (South); Beijing, China (Central); Shanghai, China (North); and Tokyo, Japan. We expect to renew all of our agreements at current market rates.



ITEM 4. SECURITY OWERNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our common stock at January 15, 2013 by (i) those shareholders known to be the beneficial owners of more than five percent of the voting power of our outstanding capital stock, (ii) each director, and (iii) all executive officers and directors as a group:


                                         Number of
Name and Address of                       Shares
Beneficial Owner (1)                      Owned           Percent      Notes
---------------------                  ------------      ---------    -------
Roger N. Smith (Director and Officer)    4,629,734         22.72%
Larry Taylor (Director)                  3,078,125         15.10%
Jia Liang Lao                            2,250,000         11.04%
Qualico Capital                          1,600,000          7.14%
Qing Xiang Wu                            1,300,000          6.38%
Takeo Suzuki (Executive)                   810,500          3.98%
Barry Allen (Director)                       5,000            *
Steven Temple (Director)                         0            *
Terry Walsh (Director)                           0            *

All Directors and Officers
   as a Group (6 Persons)               10,123,359         40.58%
________________
* Less than 1%

(1) Unless otherwise indicated, the address of the beneficial owner is c/o Satori Beverages International, Ltd., 8275 South Eastern Ave., Suite 200, Las Vegas, Nevada 89123.



ITEM 5. DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the name and age of each director, the year he (she) was first elected as director and his (her) position(s) with Satori Beverages International, Ltd. All of the Director positions are interim pending a vote by the shareholders.


Name                   Age     Year Elected       Position
-----------------      ---     ------------     --------------------
Roger Neal Smith        60         2011         CEO & Board Chairman
Larry Taylor, Ph.D.     61         2011         Director
Barry Allen             72         2011         Director
Steven Temple           54         2012         Director
Telly Walsh             63         2012         Director


Roger Neal Smith. Mr. Smith has served as President and CEO since inception and has been responsible for creating and managing all of the operations of Satori Beverages and its subsidiaries. From 2001 to 2012, Mr. Smith served as the CEO of OBN Holdings, the former parent company of Satori Beverages. Prior to that, from 1996 through 2000, Mr. Smith served as a financial consultant for Salomon Smith Barney, and was responsible for managing the investments of his clients, which included individuals and businesses throughout the world.

Larry Taylor, PhD. Dr. Taylor became an interim director of Satori Beverages in 2011 after serving as the Chief Financial Officer of OBN Holdings beginning in April 2003. During his tenure at OBN, he was responsible for overseeing accounting, tax preparation and planning. From 1989 until joining OBN, Dr. Taylor was the owner of The Creighton Group where he was responsible for all management activities, including accounting, tax preparation and planning. Dr. Taylor previously served as a Senior Manager in the consulting practice with Ernst and Young (during his tenure, he was with Arthur Young), and with Deloitte and Touche.

Barry Allen. Mr. Allen began serving on the Company's board of directors in in the interim since 2011 after being a member of the OBN Holdings board of directors since August 2003. Since 1998 he has operated International FieldWorks, Inc., a management consulting firm, and holds the title of CEO. Additionally, since 2000, Mr. Allen has served as Vice President of RxDispense, Inc. His responsibilities include business development, advisory committee development,partnership development and development of professional service providers.

Steven Temple. Mr. Temple, also an interim member of the Satori board of directors since 2012, has been involved in the areas of strategic planning, marketing and new business development for more than 16 years. As the owner of Business Affairs Management, Inc., Mr. Temple is responsible for providing business management, accounting, tax planning, tax audits and other business related services to a diverse group of clients.

Terry Walsh. Mr. Walsh, also an interim member of the Satori board of directors since 2012 has worked in the food and beverage business for more than 15 years. Since 2009 he has been the Vice President of Business Development for Power Brands LLC. Prior to his tenure at Power Brands,
Mr. Walsh was the Vice President of Sales and Marketing for Tiny Town
Food & Beverage, Executive Vice President of Sales and Marketing for SurePak Beverage, and Director of Sales and Beverage Development for Cott Beverages. He also served as Division Sales Manager for Shasta West the largest subsidiary of National Beverage Corporation.


Board of Directors Meetings and Committees

During the fiscal year ended June 30, 2012, there was one meeting of the board of directors where numerous actions were taken with the unanimous written consent of the directors. The board of directors compensation, audit and governance committees will be established once permanent board members are voted in by the shareholders.


ITEM 6. EXECUTIVE COMPENSATION

Executive Compensation
----------------------

Currently, Roger Neal Smith is serving as the President and CEO of Satori Beverages, Ltd. and the CEO of Kyodo USA, Inc. Takeo Suzuki is currently serving as the President of Kyodo USA. Mr. Smith has agreed to accept a salary of one dollar ($1.00) per month from Satori Beverages for a period of one year or until a permanent board of directors is elected by the Satori shareholders, whichever is later. Once a board of directors is voted in, the Compensation Committee of the board of directors will develop a compensation package for Mr. Smith.

Mr. Suzuki currently has an agreement with Kyodo USA to receive an annual compensation of $108,000. As a result of additional cash requirements by the company in order to expand its markets and products, Mr. Suzuki has agreed to defer a portion of his salary. The accrued portion of his salary will be paid once additional revenues are generated.


                    Annual Compensation               Long-Term
                                                     Compensation
                                           Other    Common Shares
Name and       6/30                        Awards     Underlying   All Other
Position       Year                     Compensation  Warrants    Compensation
               End  Salary($)  Bonus($)      ($)      Granted(#)      ($)

Roger Smith    2012       $12     -0-        -0-         -0-          -0-
President      2011       $12     -0-        -0-         -0-          -0-
and CEO

Takeo Suzuki   2012  $108,000     -0-        -0-         -0-          -0-
President      2011  $108,000     -0-        -0-         -0-          -0-
Kyodo USA


No options or warrants were exercised or granted in fiscal 2012.


Aggregated Warrant/SAR Exercises and Fiscal Year-End Warrant/SAR Value Table
----------------------------------------------------------------------------

There are no warrants/SAR pending at this time.


Director Compensation
---------------------

Board members have not been compensated to date.



ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR
        INDEPENDENCE

Director Independence

The NASDAQ Marketplace Rules require that a majority of the members of our Board of Directors be independent within specified periods following the effectiveness of this registration statement. Our Board of Directors has determined that four of our interim directors are "independent" as determined under The NASDAQ Marketplace Rules: Dr. Larry Taylor, Barry Allen, Steven Temple and Terry Walsh.

Once a permanent board of directors has been established, an Audit Committee, a Compensation Committee and a Corporate Governance Committee will be established. The Audit Committee will be responsible for retaining, reviewing and dismissing the independent auditors, reviewing, in connection with the independent auditors, the audit plan, the adequacy of internal controls, the audit report and management letter, and undertaking such other incidental functions as the board may authorize. The Audit Committee will also be responsible for reviewing and approving conflict of interest transactions for the company. The Compensation Committee will be responsible for administering the stock option plans, determining executive compensation policies and administering compensation plans and salary programs, including performing an annual review of the total compensation and recommended adjustments for all executive officers. The Corporate Governance Committee will be responsible for assisting the board by overseeing the performance and composition of the board to ensure effective governance. The committee will assure that the Company meets the criteria for independence set forth in Rule 10A-3(b)(1) of the Securities Exchange Act of 1934 and are "independent directors" as defined by the listing standards of the NASDAQ Stock Market LLC.



ITEM 8. LEGAL PROCEEDINGS

In June 2012, Kyodo USA filed a $2,000,000 lawsuit in the Superior Court of the State of California. The lawsuit claims a breach of contract and other causes of action by Bash Company and the two owners Daisuke Murakami and Yuki Otake. Bash Company filed a counter claim against Kyodo USA, which alleges that Kyodo USA owes Bash $600,000 as the result of an agreement that was allegedly assigned to Bash by MSS Corporation, a third party supplier to Kyodo USA. Kyodo USA subsequently filed a counter claim against Bash and MSS Corporation in which Kyodo plans to prove that MSS Corporation, in fact, owes money to Kyodo USA.

Should the results of the litigation not be decided in Kyodo USA's favor, management believes that it will not negatively effect current or future operations.



ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

N/A



ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES

There has been no recent sales of unregistered securities.



ITEM 11. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

General

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.0001 per share. As of the date of this registration statement, 22,414,862 shares of common stock were outstanding. The transfer agent for our common stock is Standard Registrar and Transfer Company in Salt Lake City, Utah.

Common Stock
------------

We are authorized to issue 100,000,000 shares of our common stock, $0.0001 par value, of which 20,380,903 shares are issued and outstanding as of the date of this registration statement. The issued and outstanding shares of common stock are fully paid and non-assessable. Except as provided by law or our certificate of incorporation with respect to voting by class or series, holders of common stock are entitled to one vote on each matter submitted to a vote at a meeting of shareholders.

Subject to any prior rights to receive dividends to which the holders of shares of any series of the preferred stock may be entitled, the holders of shares of common stock will be entitled to receive dividends, if and when declared payable from time to time by the board of directors, from funds legally available for payment of dividends. Upon our liquidation or dissolution, holders of shares of common stock will be entitled to share proportionally in all assets available for distribution to such holders.

Preferred Stock
---------------

There are currently on preferred stock authorized.

Warrants
--------

There are currently no warrants outstanding.


ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Article 11 of our Articles of Incorporation includes certain provisions permitted by the Nevada Revised Statutes, which provides for indemnification of directors and officers against certain liabilities. Pursuant to our Articles of Incorporation, our officers and directors are indemnified, to the fullest extent available under Nevada Law, against expenses actually and reasonably incurred in connection with threatened, pending or completed proceedings, whether civil, criminal or administrative, to which an officer or director is, was or is threatened to be made a party by reason of the fact that he or she is or was one of our officers, directors, employees or agents. We may advance expenses in connection with defending any such proceeding, provided the indemnitee undertakes to repay any such amounts if it is later determined that he or she was not entitled to be indemnified by us.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.



ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA


Balance Sheet as of June 30, 2012 and 2011                                 18

Statements of Operations for the years ended June 30, 2012 and 2011        19

Statements of Stockholders' Deficit for the
   years ended June 30, 2012 and 2011                                      20

Statements of Cash Flows for the years ended June 30, 2012 and 2011        21

Notes to Financial Statements                                              22














































                     SATORI BEVERAGES INTERNATIONAL, LTD.
                          CONSOLIDATED BALANCE SHEETS



                                                    June 30,       June 30,
                                                      2012           2012
                                                  ------------   ------------
ASSETS

Current assets:
  Cash and cash equivalents                        $   49,402     $   93,117

  Accounts receivables, net of $150,000 and
    $150,000 allowance for doubtful accounts,
    respectively                                      550,057        559,522
  Inventory                                                 -        205,681
                                                   -----------    -----------

       Total current assets                           599,459        858,320

  Notes Receivables                                         -        382,450
                                                   -----------    -----------

       Total assets                                $  599,459    $ 1,240,770
                                                   ===========   ============


LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
  Accounts payable                                     70,718         72,889
  Credit Accounts                                      14,555              -
  Accrued payroll and related                          10,500              -
  Deferred Revenue                                          -        118,049
  Commissions Payable                                       -        240,023
  Notes and accrued interest payable                        -              -
  Notes and accrued interest payable
    to related parties                                      -              -
                                                   -----------    -----------
         Total current liabilities                     95,773        430,961


Commitments and contingencies

Stockholders' (deficit) equity:
  Common stock; $.0001 par value; 100,000,000
    shares authorized; 22,414,862 and 22,414,862
    shares issued and outstanding, respectively        22,415         22,415
  Additional paid-in capital                        1,003,347      1,003,347
  Accumulated deficit                                (468,419)      (215,953)
  Subscription receivable                                   -              -
  Accumulated comprehensive income, net               (53,657)             -
                                                   -----------    -----------
         Total stockholders' equity (deficit)         503,686        809,809
                                                   -----------    -----------

                                                   $  599,459    $ 1,240,770
                                                   ===========   ============


    See accompanying notes to consolidated financial statements.










              SATORI BEVERAGES INTERNATIONAL, LTD.
   CONSOLIDATED STATEMENTS OF EARNINGS AND COMPREHENSIVE INCOME


                                           FOR THE YEARS ENDED
                                                  June 30
                                         ------------------------
                                            2012          2011
                                         ----------    ----------
Revenue, net of affiliate costs          $ 830,680    $ 7,253,874
Cost of sales                              815,475      5,189,904
                                        -----------   -----------
  Gross profit (loss)                       15,205      2,063,970

Operating expenses:
  General and administrative               314,890      2,110,083
                                        -----------   -----------
Loss from operations                      (299,685)       (46,113)
                                        -----------   -----------

Other income (expense):
  Other income (expense)                    (6,438)        99,387
  Interest expense                               -             -
                                        -----------   -----------
      Total other expense, net              (6,438)        99,387
                                        -----------   -----------


Income (loss) before income taxes         (306,123)        53,274

Income taxes expense (benefit)                   -             -
                                        -----------   -----------

Extraordinary Item: Kyodo acquisition
  (net of applicable taxes of $0)                -             -

  Net Income (loss)                     $ (306,123)        53,274
                                        ===========   ===========

Foreign currency transaction adjustment    (53,657)       (45,944)
                                        -----------   -----------

Comprehensive income, net of 0 taxes      (359,780)         7,330
                                        ===========   ===========

Net loss available to common
  stockholders per common share:

  Basic and diluted net loss per
  common share                               (0.01)          0.00
                                        ===========   ===========

  Basic and diluted weighted
  average shares outstanding            22,414,862     22,414,862
                                        ===========   ===========

     See accompanying notes to consolidated financial statements.

















SATORI BEVERAGES INTERNATIONAL, LTD.
Consolidated Statements of Stockholders' Equity (Deficit)
For the years ended June 30, 2012

                    Undesignated
                   Preferred Stock      Common Stock    Additional                   Total
                   ---------------  ------------------   Paid-in   Accumulated    Stockholders'
                   Shares   Amount    Shares   Amount    Capital     Deficit    Equity (Deficit)
                   ------   ------  ---------- -------  ---------  -----------  ----------------
Balance,
  June 30, 2011         -        -  22,414,862 22,415   1,023,520    (215,953)      809,809

Foreign currency
  transaction           -        -           -      -           -      53,657             -

Net Income (loss)       -        -           -      -           -    (306,123)     (306,123)
                   ------   ------  ---------- -------  ---------  -----------  ----------------

Balance,
  June 30, 2012         -        -  22,414,862 22,415   1,003,347    (468,419)      503,686
                   ======   ======  ========== =======  =========  ===========  ================


































                 SATORI BEVERAGES INTERNATIONAL, LTD.
	         CONSOLIDATED STATEMENT OF CASH FLOWS

                                                    FOR THE YEARS ENDED
                                                          JUNE 30
                                                  ------------------------
                                                     2012          2011
                                                  ----------    ----------
                                                   Unaudited     Unaudited
Cash flows from operating activities:
  Net Income (loss)                               $ (306,123)   $   53,274
  Adjustments to reconcile net loss to net cash
    used in operating activities:
      Depreciation and amortization                        -             -
      Other income (expense)                               -             -
      Gain on extinguishment of debt                       -             -
      Changes in operating assets and liabilities:
        Accounts receivable, net                       9,465      (313,986)
        Purchased inventory                          205,681      (253,521)
        Deferred revenue recognized                 (118,049)     (527,368)
        Accounts payable and accrued expenses        122,484       204,184
                                                  -----------   -----------

         Net cash used in operating activities      ($86,542)    ($837,417)
                                                  -----------   -----------

Cash flows from investing activities:
  Purchase of intangible assets                   $        -    $        -

   Net cash used in investing activities                   -             -
                                                  -----------   -----------

Cash flows from financing activities:
   Proceeds from notes payable, net of
    issuance costs                                         -             -
   Proceeds from notes payable to related parties          -             -
   Repayments on notes payable                       142,427       261,307
   Proceeds from stock subscriptions receivable            -             -
   Repayments on notes payable to related parties          -             -
   Proceeds from issuance of common stock                  -             -
                                                  -----------   -----------

         Net cash provided by financing activities   142,427       261,307
                                                  -----------   -----------

Effect of foreign currency rate changes              (99,601)       45,944
Net change in cash and cash equivalents              (43,716)     (530,166)
Cash, and cash equivalents beginning of period        93,117       623,283
                                                  -----------   -----------
Cash, and cash equivalents end of period              49,401        93,117
                                                  ===========   ===========

Supplemental disclosure of cash flow information:
   Cash paid during the period for:
      Interest                                     $       -    $        -
                                                  ===========   ===========
      Income taxes                                 $       -    $        -
                                                  ===========   ===========

Supplemental disclosure of noncash investing and
  and financing activities:
   None                                            $       -    $        -
                                                  -----------   -----------

     See accompanying notes to consolidated financial statements.








                         SATORI BEVERAGES INTERNATIONAL, LLC.
                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 June 30, 2012 and 2011

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Background and Organization

Nature of Operations and Principles of Consolidation
----------------------------------------------------

Satori Beverages International, Ltd ("Satori" or "Company") specializes in developing, marketing, importing and exporting alcoholic and non-alcoholic beverages. Currently, Satori offers a wide variety of wines and spirits. The products include California wines, Spanish wines, Scotch whisky, American Bourbon, American Beer, Holland Vodka, London Dry Gin and Carribbean Rum. Additionally, Satori has developed brands of bottled water and Ultra High Temperature (UHT) milk, and is in the process of developing other non-alcoholic beverages. In addition to its own line of products, in special situations, the Company selectively works with companies that want to distribute alcoholic beverages in the US and other Satori markets.

Satori currently markets its products in the United States, Canada, Japan, China, Korea, Brazil and Columbia. It plans to extend its marketing efforts to include additional countries in Asia, South America and Europe.

Kyodo USA, Inc. ("Kyodo"), a wholly owned subsidiary of Satori Beverages, has been in business since 1991. Kyodo was initially engaged in coordinating entertainment projects between the USA and Japan, which was the reason for its creation. In 1996, the company created its food trading division. Since that time, Kyodo has been buying pork meat from Mexico and selling it to import and distribution companies in Japan.

Since 2011, in addition to its distribution of raw pork, Kyodo has developed lines of prepared foods. Currently the company offers breakfast sausage, croissants, spaghetti, pizza and dinner rolls. Although the products will ultimately be offerred in the United States, the aforementioned items were developed for the Japanese market as the result of a request from major buyers in the country. All of the prepared food products offered by Kyodo are done so under brand names owned by the Company.

Kyodo handles all of the logistics and holds all of the licenses related to Satori's alcohol activities. It has importer and distributor licenses with the Alcohol and Tobacco Tax and Trade Bureau ("TTB"). Kyodo also has various alcohol licenses with the States of California, Texas, North Carolina, Tennessee, New Jersey, Illinois and New Mexico, and is in the process of obtaining additional licenses.


Principles of Consolidation

The consolidated financial statements include the accounts of OBN Holdings, Inc. and its wholly owned subsidiaries. All significant inter-company transactions and balances have been eliminated in consolidation.


Segment Information Reporting

Management measures the Company's performance in two distinct segments:
(1) Food and Beverage Products, which is measured by volume sold, and
(2) Corporate Services, which develops and licenses the Company's intellectual properties, and handles all of the corporate reporting. A summary for the years ended June 30, 2012 and 2011 is presented in the table below:

The figures as of and for the year ended June 30, 2012 are shown in the chart below:

                       Food &      Corporate     Reconciling       Total
                      Beverage     Services         Items
                      Products
Assets               $ 599,279    $1,027,567    $ (1,027,387)    $ 599,459
Liabilities            (97,573)            0           1,800       (95,773)
Revenues, net of
 affiliate cost        827,680         3,000               0       830,680
Costs and Expenses* (1,129,345)       (1,020)              0    (1,130,365)
Other Inc/Exp           (6,438)            0               0        (6,438)
Net Loss              (308,103)        1,980               0      (306,123)


For year Ended June 30, 2011

                       Food &      Corporate     Reconciling       Total
                      Beverage     Services         Items
                      Products
Assets              $1,240,770        $  0             $ 0      $1,240,770
Liabilities           (451,500)          0               0        (451,500)
Revenues, net of
 affiliate cost      7,253,874           0               0       7,253,874
Costs and Expenses*  7,299,987           0               0       7,299,987
Other Inc/Exp          (99,387)          0               0         (99,387)
Net Loss                53,274           0               0          53,274


    *Expenses include operating expenses and cost of sales.

Reconciling items consist of inter-company balances. Revenues are from the following sources:

United States	 China	      Japan	   Other	Total Revenue

$  88,428     $     --     $ 742,252    $    ----         $ 830,680


Thus, all revenues are from customers in the U.S and Japanese, and all long-lived assets are located in the United States.


Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from estimated amounts. The Company's significant estimates include the realizability of long-lived assets and deferred tax assets.


Concentration of Credit Risk

The Company maintains its cash and cash equivalent accounts in financial institutions. Accounts at these institutions are insured by the Federal Deposit Insurance Corporation ("FDIC") up to $250,000. At June 30, 2012, the Company did not have bank account balances that was in excess of the FDIC insurance limit. The Company performs ongoing evaluations of these institutions to limit its concentration risk exposure.

The Company grants credit to customers within the United States of America and does not require collateral. The Company's ability to collect receivables is affected by economic fluctuations in the geographic areas and industries served by the Company. Reserves for uncollectible amounts are provided based on past experience and a specific analysis of the accounts which management believes is sufficient. Although the Company expects to collect amounts due, actual collections may differ from the estimated amounts. The Company is currently applying for receivables insurance with the Export-Import Bank (Ex-Im Bank). The insurance will guarantee payment by the Ex-Im Bank in the event that a foreign buyer defaults on payment of an invoice.

Sales for the year ended June 30, 2012 was $830,680. Sales for the two largest customers in 2012 totaled approximately 77% of revenue. Purchases during this period was $815,475. Approximately 90% of the purchases was from one supplier.


Fair Value of Financial Instruments

The carrying amounts of the Company's cash and cash equivalents, accounts payable, accrued expenses and third-party notes payable approximate their estimated fair values due to the short-term maturities of those financial instruments. The estimated fair values of related-party notes payable are not determinable as the transactions are with related parties.


Allowance for Doubtful Accounts

We maintain an allowance for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. The allowance for doubtful accounts is based on specific identification of customer accounts and our best estimate of the likelihood of potential loss, taking into account such factors as the financial condition and payment history of major customers. We evaluate the collectability of our receivables at least quarterly. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. The differences could be material and could significantly impact our operating results. At June 30, 2012 the allowance for doubtful accounts was $150,000.


Inventories

Inventories are valued at the lower of cost or market. Inventory includes direct material costs, whereby product is typically in inventory for periods less than three weeks due to spoilage concerns. Morover, the majority of inventory is in-transit to customers.

Shipping costs are considered general and administrative expense and are not included in cost of goods sold. During the period ending June 30, 2012 a total of $274,561 was expensed for shipping related services.


Fixed Assets

Depreciation and amortization of fixed assets are provided using the straight-line method over the following useful lives:

      Furniture and fixtures                        5 years
      Machinery and equipment                     3-5 years
      Leasehold improvements                  Life of lease

Maintenance, repairs and minor renewals are charged directly to expense as incurred. Additions and betterments to fixed assets are capitalized. When assets are disposed of, the related costs and accumulated depreciation and amortization are removed from the accounts and any resulting gain or loss is included in operations. At June 30, 2012, the Company's fixed assets consist primarily of computers and office editing equipment which were fully depreciated.


Intangible Assets

The Company has adopted ASC-350-20 (Accounting Standards Codifications), "Goodwill and Other Intangible Assets." ASC-350-20 requires that goodwill and intangible assets that have indefinite useful lives not be amortized but rather be tested at least annually for impairment, and intangible assets that have finite useful lives be amortized over their useful lives. In addition, ASC-350-20 expands the disclosure requirements about goodwill and other intangible assets in the years subsequent to their acquisition.

ASC-350-20 provides specific guidance for testing goodwill and intangible assets that will not be amortized for impairment. The intangible assets are subject to impairment reviews by applying a fair-value-based test at the reporting unit level, which generally represents operations one level below the segments reported by the Company. An impairment loss will be recorded for any portion of the licenses portal that is determined to be impaired. The Company performs impairment testing on its intangible assets at least annually. Based on its analysis, the Company's management believes that no impairment of the carrying value of its licenses existed at June 30, 2012. There can be no assurance however, that market conditions will not change or demand for the Company's products and services will continue which could result in impairment of its intangible assets in the future.


Impairment of Long-Lived Assets

The Company's management assesses the recoverability of its long-lived assets by determining whether the depreciation and amortization of long-lived assets over their remaining lives can be recovered through projected undiscounted future cash flows. The amount of long-lived asset impairment is measured based on fair value and is charged to operations in the period in which long-lived asset impairment is determined by management. During the year ended June 30, 2012 the Company recorded no impairment.


Revenue Recognition

Revenue is recognized after an order is received, the customer invoice is issued and the customer receives the product. Invoices issued prior to the customer receiving the product are recorded as deferred revenue. Deferred revenue is then recognized as revenue when the customer takes ownership of the product.


Advertising Costs

Advertising costs are expensed as incurred. For the year ended June 30, 2012 and 2011, there were no advertising costs.


Stock-Based Compensation

Stock-Based compensation is expensed as incurred in accordance with the provisions of ASC-718-10, Accounting for Stock-Based Compensation, and EITF Issue No. 96-18, Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling Goods or Services. All transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. The measurement date used to determine the fair value of the equity instrument issued is the earlier of the date on which the third-party performance is complete or the date on which it is probable that performance will occur.

For the year ended June 30, 2012 and 2011, there were no stock-based compensation costs.


Income Taxes

The Company accounts for income taxes in accordance with ASC-740-10, "Accounting for Income Taxes." Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.


Basic and Diluted Loss Per Share

The Company has adopted ASC-20-10, Earnings Per Share. Basic loss per common share is computed based on the weighted average number of shares outstanding for the period. Diluted loss per share is computed by dividing net loss by the weighted average shares outstanding assuming all dilutive potential common shares were issued. Basic and diluted loss per share is the same as the effect of stock options and warrants on loss per share are anti-dilutive and thus not included in the diluted loss per share calculation. The impact of dilutive convertible debt and stock options and warrants would not have resulted in an increase in incremental shares for the years ended June 30, 2012 and 2011. There were no options or warrants issued in 2012 or 2011.


Note 2 - Comprehensive Income

The Company reports certain changes in equity during a period in accordance with ASC-220-10 "Reporting Comprehensive Income". Accumulated Comprehensive Income, net includes foreign currency cumulative translation adjustments, net of tax. The components of comprehensive income for the years ended
June 30, 2012 and 2011 are as follows:

                                                          Fiscal Year
                                                        Ended June 30,

                                                         2012         2011

Net income (loss)                                   $  (306,123)  $   53,274
Foreign currency cumulative translation adjustments     (53,657)     (45,944)
                                                    ------------   ----------

Comprehensive income (loss)                         $  (359,780)  $    7,330
                                                    ============  ===========


NOTE 3 - COMMITMENTS AND CONTINGENCIES

Indemnities and Guarantees

The Company has made certain indemnities and guarantees, under which it may be required to make payments to a guaranteed or indemnified party, in relation to certain transactions. The Company indemnifies its directors, officers, employees and agents to the maximum extent permitted under the laws of the State of Nevada. The duration of the guarantees and indemnities varies, and in many cases is indefinite. These guarantees and indemnities do not provide for any limitation of the maximum potential future payments the Company could be obligated to make. Historically, the Company has not been obligated to make any payments for these obligations and no liabilities have been recorded for these indemnities and guarantees in the accompanying consolidated balance sheet.


NOTE 4 - INCOME TAXES

The Company files a consolidated U.S. federal income tax return. The provision for current tax expense includes its effect on the consolidated return.

The Company accounts for income taxes in accordance with ASC-740-10, "Accounting for Income Taxes." Under the asset and liability method of ASC-740-10, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

A reconciliation of income taxes computed at the federal statutory rate of 34% to the provision for income taxes is as follows for the year ended
June 30, 2012:

                                                  June 30,         June 30,
                                                   2012             2011
                                                -----------      ----------
Tax benefit at statutory rates                   (34.00%)         (34.00%)
Difference resulting from:
    State taxes                                   (5.83%)          (5.83%)
    Changes in valuation allowance                39.83%           39.83%
                                                ===========      ==========
 Total                                                0%               0%


Net deferred income taxes are as follows as of the following dates:

                                                  June 30,        June 30,
                                                   2012            2011
                                                -----------     -----------
Deferred tax liabilities                        $        --     $        --

Deferred tax assets:
   Accumulated Net operating loss               $   104,082     $        --
   Reserves, accruals,tax credits, deferrals             --              --
                                                ------------    -----------
      Total deferred tax assets                     104,082              --

   Less allowance to reduce deferred tax
     asset to expected realizable value             104,082              --
                                                ------------    ------------

                                                $       ---     $       ---
                                                ============    ============



NOTE 5 - STOCKHOLDERS' EQUITY

Common Stock
------------
During the year ending June 30, 2012 the Company issued a total of 22,414,862 shares of stock. The issuance was the result of spinning off the Company from OBN Holdings, Inc. Shareholders of record as of February 15, 2012 received one share of the Company's common stock for each share of OBN Holdings, Inc. common stock owned. No other shares have been issued.


NOTE 6 - LOSS PER SHARE

Basic and diluted loss per common share is computed as follows:


                                         For the Year Ended
                                    -------------------------------
                                      June 30,         June 30,
                                        2012             2011
                                    ------------      -------------
Numerator for basic and diluted
 loss per common share:
    Net loss                        $  (306,123)        $  53,274

Denominator for basic and diluted
 loss per common share:
    Weighted average common
      shares outstanding             22,414,862        22,414,862

Net loss available to common
 stockholders per common share       $    (0.01)       $    (0.00)


NOTE 7 - RELATED PARTY TRANSACTIONS

At the year ended June 30, 2012 and 2011 there were no related party transactions.


NOTE 8 - SUBSEQUENT EVENTS

This section contains subsequent events that have been evaluated from the June 30, 2012 balance sheet date through March 15, 2013, which is the date that this document was available to be filed. There has been no subsequent events.


ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

NONE.


ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS

NONE.


                               SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Las Vegas, State of Nevada, on March 15, 2013.

                                   Satori Beverages International, Ltd.


                                   By: /s/ Roger Neal Smith
                                      -------------------------------------
                                      Roger Neal Smith
                                      President and Chief Executive Officer